August 30, 2004


Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:
We were previously principal accountants for the Gartmore Focus Fund, formerly
GAMNA Focus Fund, (the Funds) and, under the date of August 1, 2003, we reported on the statements of assets and liabilities
(including the schedule of portfolio investments) as of June 30, 2003, the statement of operations for the year ended June 30, 2003 the statements of changes in net assets for the years ended June 30, 2003 and 2002, and the financial highlights for each of the three years in the three-year period ended June 30, 2003 and for the period from July 27, 1999
(commencement of operations) through
June 30, 2000 of the Fund.
On April 29, 2004, we resigned. We have read the Fund's statements included under Sub-Item 77K of its Form N-SAR for the period ended
June 30, 2004, and we agree with such
statements, except that we are not in a
position to agree or disagree with the
statement that upon recommendation of the Audit Committee, the Fund's Board selected
PricewaterhouseCoopers LLP as its independent registered public accounting firm.

Very truly yours,
/s/ KPMG LLP
	4